SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)


                               (Amendment No. 1)*


                            URSUS TELECOM CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   917287 10 4
                                 (CUSIP Number)


                                DECEMBER 31, 1998
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 Pages

                                  SCHEDULE 13G

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CUSIP No.     917287 104                              Page   2  OF  4 PAGES
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--------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jeffrey R. Chaskin
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)

                                                                  (b) X
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
     NUMBER OF           5     SOLE VOTING POWER
      SHARES
   BENEFICIALLY                575,000
     OWNED BY          --------------------------------------------------------
       EACH              6     SHARED VOTING POWER             0
     REPORTING         --------------------------------------------------------
    PERSON WITH          7     SOLE DISPOSITIVE POWER          575,000
                     -----------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER        0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    575,000 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |  |

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    8.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.     917287 104                              Page   3  OF  4 PAGES
-----------------------------------------            ---------------------------

     The Statement on Schedule 13G ("Schedule 13G"), dated May 28, 1998, which was filed on behalf of Jeffrey R. Chaskin with regard to his respective beneficial ownership of shares of Common Stock, $0.01 par value (the "Shares"), of Ursus Telecom Corporation (the "Company"), is hereby amended, supplemented and restated as set forth below.

COVER PAGE

     The Schedule 13G filed on behalf of Mr. Jeffrey R. Chaskin is filed pursuant to Rule 13d-1(d), and not Rule 13d-1(c) as indicated in the original 13G filing.

     Because all of Mr. Chaskin's shares were acquired prior to the Company registering the Shares under the Exchange Act, Mr. Chaskin is not subject to
Section 13(d); Mr. Chaskin is an Exempt Investor as that term is defined and used in Exchange Act Release No. 34-39538 ("Exempt Investor").

ITEMS 1 TO 9.
     No change.

ITEM 10.
     As an Exempt Investor, no certification such as that appearing in the initial filing of the 13G, under Item 10, is required of Mr. Chaskin.

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CUSIP No.     917287 104                              Page   4  OF  4 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            MAY 28, 1998
                                                 Date


                                        /S/ JEFFREY R. CHASKIN
                                              Signature


                                        JEFFREY R. CHASKIN,
                                        EXECUTIVE VICE PRESIDENT &
                                        CHIEF OPERATING OFFICER
                                            Name/Title